UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported) April 30, 2008

TELLABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9692	36-3831568
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Tellabs Center, 1415 W. Diehl Road, Naperville, Illinois	60563
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 798-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On April 30, 2008, our management initiated a plan to consolidate several of our facilities as a result of the discontinuation of the Tellabs® 8865 optical line terminal and headcount reductions announced in September 2007 and January 2008. Restructuring actions under this plan are expected to be completed by the end of 2008. We expect to record pretax restructuring charges of approximately $13 million during 2008, primarily from facility reductions and fixed asset write downs. Estimated cash payments under this plan are expected to be in the range of $5 million to $6 million beginning in the fourth quarter of 2008 and will continue for net lease obligations that expire in 2014. We anticipate a second quarter 2008 non-cash charge of approximately $6 million.

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the expected charges and costs related to the above-described restructuring plan. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, our ability to implement the contemplated workforce reductions; possible changes in the amount and nature of the expected costs and charges; and general economic conditions. More information about potential factors that could affect our business and financial results is included in the “Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended December 28, 2007. Our actual future results could differ materially from those predicted in such forward-looking statements. In light of the foregoing risks, uncertainties and other factors, investors should not place undue reliance on forward-looking statements in determining whether to buy, sell or hold any of our securities. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of our business. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to future results over time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELLABS, INC. (Registrant)

/s/ Thomas P. Minichiello
Thomas P. Minichiello
Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer and duly authorized officer)

May 2, 2008 (Date)